United Financial Bancorp, Inc. to Host Quarterly Earnings Conference Call on July 19, 2013

WEST SPRINGFIELD, MA – July 8, 2013—United Financial Bancorp, Inc. (NASDAQ Global Select Market: UBNK), the holding company for United Bank, announced it will host a conference call to discuss its second quarter 2013 results on Friday, July 19, 2013 at 10:00 a.m. EDT.  Results are scheduled to be released, after the market closes, on Thursday, July 18, 2013.

Audio:
Dial in number: 1-888-317-6016

Note: Participants should dial in a few minutes before the call begins.

Replay:
Dial in number: 1-877-344-7529

Conference number:  10030753

A telephone replay of the call will be available one hour after the end of the conference through  9:00 a.m. EDT on August 20, 2013.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA, 01090. The Company's common stock is traded on the NASDAQ Global Select Market under the symbol UBNK. The Company had total consolidated assets of approximately $2.4 billion as of March 31, 2013.  United Bank provides an array of financial products and services through its current 16 branch offices and two express drive-up branches in the Springfield region of Western Massachusetts; seven branches in the Worcester region of Central Massachusetts; and 12 branches in Connecticut's Hartford, Tolland, New Haven and Litchfield counties. The Bank also operates loan production offices located in Beverly, Massachusetts and Glastonbury, Connecticut. Through its Wealth Management Group, the Bank offers access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products. For more information regarding the Bank's products and services and for United Financial Bancorp, Inc. investor relations information please visit www.bankatunited.com or on Facebook at facebook.com/bankatunited.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, competition, and other risks detailed from time to time in the Company's SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.